Exhibit 23.5

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

November 19, 2021

Callon Petroleum Company
2000 W. Sam Houston Parkway S.
Suite 2000
Houston, Texas 77042

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to the reference to DeGolyer and MacNaughton, and to the inclusion of and references to our report of third party, or information contained therein, dated January 29, 2021, prepared for Callon Petroleum Company in the Registration Statement on Form S-3 to be filed with the United States Securities and Exchange Commission on or about November 19, 2021.

We further consent to the references to DeGolyer and MacNaughton under the heading "EXPERTS" in the Registration Statement.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716